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                                                                      Exhibit 11

                          HASBRO, INC. AND SUBSIDIARIES

                        Computation of Earnings Per Share

             (Thousands of Dollars and Shares Except Per Share Data)

                                      2003                      2002                      2001
                             -----------------------   -----------------------   -----------------------
                               Basic       Diluted       Basic       Diluted       Basic       Diluted
                             ----------   ----------   ----------   ----------   ----------   ----------
Net earnings before
 cumulative effect of
 accounting change           $  175,015      175,015       75,058       75,058       60,798       60,798
                             ==========   ==========   ==========   ==========   ==========   ==========

Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of year            172,805      172,805      172,537      172,537      171,886      171,886
  Exercise of stock
   options and warrants:
    Actual exercise
      of options                    943          943          183          183          245          245
    Assumed exercise of
      options and warrants            -        4,736            -          768            -          887
                             ----------   ----------   ----------   ----------   ----------   ----------
      Total                     173,748      178,484      172,720      173,488      172,131      173,018
                             ==========   ==========   ==========   ==========   ==========   ==========

Per common share:
Net earnings before
 cumulative effect of
 accounting change           $     1.01          .98          .43          .43          .35          .35
                             ==========   ==========   ==========   ==========   ==========   ==========